Exhibit 10.1

DATED

30 SEPTEMBER 2009

QUOTA PURCHASE AGREEMENT

between

TOREADOR RESOURCES CORPORATION

and

ROHÖL-AUFSUCHUNGS AKTIENGESELLSCHAFT

CONTENTS

1.	INTERPRETATION	1

2.	CONDITIONS	10

3.	SALE AND PURCHASE	11

4.	PURCHASE PRICE	12

5.	CLOSING	13

6.	WARRANTIES AND INDEMNITIES	16

7.	CLAIMS BY THE BUYER	18

8.	BUYER’S WARRANTIES	22

9.	TAX MATTERS AND WELL INDEMNITY	24

10.	CONFIDENTIALITY AND ANNOUNCEMENTS	27

11.	FURTHER ASSURANCE	28

12.	ASSIGNMENT	28

13.	WHOLE AGREEMENT	29

14.	VARIATION AND WAIVER	29

15.	COSTS	29

16.	NOTICE	29

17.	INTEREST ON LATE PAYMENT	30

18.	COUNTERPARTS	31

19.	LANGUAGE	31

20.	SEVERANCE	31

21.	AGREEMENT SURVIVES CLOSING	31

22.	GOVERNING LAW AND JURISDICTION	31

SCHEDULE 1 - PARTICULARS OF THE COMPANY AND THE MINORITY SUBSIDIARY

PART 1. THE COMPANY

PART 2. MINORITY SUBSIDIARY

SCHEDULE 2 - CONDITIONS		32

SCHEDULE 4 - ADDITIONAL PAYMENT		33

SCHEDULE 5 – WARRANTIES		34

1.	ORGANISATION	34

2.	POWER TO SELL THE COMPANY	34

3.	QUOTA OF THE COMPANY	35

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS	35

5.	INFORMATION	36

6.	COMPLIANCE WITH LAWS	36

7.	LICENCES AND CONSENTS AND APPLICATIONS	36

8.	JOINT VENTURE AGREEMENTS	37

9.	WORK PROGRAMS	38

10.	STATUS OF OPERATIONS	38

11.	INSURANCE	38

12.	POWER OF ATTORNEY	39

13.	DISPUTES AND INVESTIGATIONS	39

14.	CONTRACTS	39

15.	FINANCE AND GUARANTEES	40

16.	INSOLVENCY	41

17.	ASSETS	41

18.	CONDITION OF EQUIPMENT	41

19.	DEMERGER	42

20.	EMPLOYMENT	42

21.	PROPERTY	43

22.	ACCOUNTS	44

23.	INTRAGROUP RELATIONSHIPS	44

24.	FINANCIAL AND OTHER RECORDS	44

25.	CHANGES SINCE ACCOUNTS DATE	45

26.	TAXATION	45

27.	ENVIRONMENTAL MATTERS	45

28.	INTELLECTUAL PROPERTY	46

29.	LIABILITY FOR BROKERS’ FEES	46

SCHEDULE 6 - PARTICULARS OF PROPERTIES

PART 1. FREEHOLD PROPERTIES

PART 2. LEASEHOLD PROPERTIES

PART 3. OTHER REAL PROPERTY

SCHEDULE 7 - DISCLOSURE LETTER

SCHEDULE 8 - ARTICLES OF ASSOCIATION OF THE COMPANY

SCHEDULE 9 – NEW ARTICLES OF ASSOCIATION

SCHEDULE 10 – CLOSING AGENDA

SCHEDULE 11 – ESCROW AGREEMENT

THIS AGREEMENT is dated 30 September 2009

PARTIES

(1)                                 TOREADOR RESOURCES CORPORATION a corporation organized under the laws of Delaware and whose registered office is at 13760 Noel Road, Suite 1100, Dallas, Texas TX 75240-1383, United States of America (Seller).

(2)                                 ROHÖL-AUFSUCHUNGS AKTIENGESELLSCHAFT, a corporation organized under the laws of Austria, registered under company registration number FN 78563 i, having its registered office at Schwarzenbergplatz 16, 1015 Vienna, Austria (Buyer).

BACKGROUND

(A)                             The Company has a registered capital of HUF 3,070,000 (three million and seventy thousand Hungarian Forints) consisting of HUF 3,010,000 (three million and ten thousand Hungarian Forints) in cash and HUF 60,000 (sixty thousand Hungarian Forints) by way of contribution in kind.

(B)                               Further particulars of the Company and of its Minority Subsidiary at the date of this Agreement are set out in Schedule 1.

(C)                               The Seller owns the legal and beneficial title to the Quota.

(D)                              The Seller has agreed to sell and the Buyer has agreed to buy the Quota subject to the terms and conditions of this Agreement.

(E)                                The Seller and the Buyer acknowledge that the Company’s intention is that it will be demerged into a number of separate legal entities subsequent to the Closing.

AGREED TERMS

1.                                      INTERPRETATION

1.1                                 The definitions and rules of interpretation in this Clause apply in this Agreement.

Accounts: the draft interim audited financial statements of the Company as at and to the Accounts Date issued by RSM DTM Audit KFT dated September 29, 2009.

Accounts Date: 31 July 2009.

Additional Payment: EUR 2,000,000 (two million Euros).

Additional Payment Condition: has the meaning ascribed to it in Schedule 4.

Affiliates: with respect to any person, a person that directly or indirectly controls, is controlled by or is under common control with such person, with control in such context meaning the ability to direct the management or policies of a person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise, but for the avoidance of any doubt does not include the Minority Subsidiary.

Agreed Assets are all Assets EXCEPT FOR (i) concessions, licenses and similar rights insofar as they relate to Ot-Ny-5 only; (ii) assets in the course of construction; (iii) raw materials and consumables; and (iv) EUR 600,000 (six hundred thousand Euros) and in respect of (i), (ii) and (iii) as shown in the Accounts and in respect of (iv) in respect of the cleared funds held in the Specified Bank Account.

Agreed Provisions are the abandonment provisions for those Wells which are not expected to produce being (i) Ba-K-1; (ii) Kiha-D-1; (iii) Orm-DK-1; (iv) Orm-K-3; (v) Orm-K-4; (vi) Zsa-Ny-1; (vii) Tik-1; and (viii) Nko-Ny-1 and which are shown in the Accounts.

Agreement: means this Quota Purchase Agreement.

Applications: the application for the BA-IX mining plot license, the Mezotur-V mining plot license and the Inke Application.

Approvals: has the meaning ascribed to it in Section 7 of Schedule 5 of this Agreement.

Articles of Association: the articles of association (deed of foundation) of the Company registered at the Registry Court and shown in Schedule 8.

Assets: the Company’s assets as shown in the Accounts.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in both Budapest and Vienna are open for business.

Buyer’s Report: the report to be provided by the Buyer to the Seller pursuant to the provisions of Clause 5.6.

Buyer’s Warranties: the representations and warranties in Clause 8 given by the Buyer in favour of the Seller.

Claim: a claim for breach of this Agreement including a breach of any of the Warranties. A Claim is connected with another Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

Clause: means a clause or Section of this Agreement.

Close of Business: 18:00 hours on a Business Day.

Closing: the closing of the sale and purchase of the Quota in accordance with this Agreement.

Closing Agenda: a document in the agreed form set forth in Schedule 10 (a) identifying the matters to be undertaken at Closing and (b) including drafts of the documents to be exchanged by the Buyer and Seller at Closing including (i) a joint written notification of the Buyer and the Seller addressed to the managing directors of the Company that the Buyer has acquired the Quota and requesting the managing directors to register such change of ownership in the members’ list of the Company;

(ii) the members’ list signed by the managing directors of the Company showing the Buyer as the new sole holder of the Quota along with the New Articles of Association; (iii) the withdrawal of the managing directors and the appointment of the new managing directors Travis Wetzlaugk and Ernst Burgschwaiger; (iv) a declaration by the Buyer that it regards the provisions of the New Articles of Association as binding upon itself; and (v) the power of attorney of the Company in favour of PRK to proceed with the formal registration of the purchase of the Quota at the Registry Court on the Closing Date.

Closing Balance Sheet: the unaudited financial statements of the Company as at the Closing Date on a basis consistent with the Accounts (i.e. in accordance with applicable Hungarian accounting standards for statutory year end accounts) to be prepared by the Seller which will be accompanied by (but not form part of the Closing Balance Sheet) (i) an additional calculation to demonstrate the Closing Net Assets and (ii) a trial balance.

Closing Date: has the meaning given in Clause 5.1.

Closing Net Assets: the amount by which the Agreed Assets varies from the sum of (x) the amount of Agreed Provisions and (y) the amount of Total Debt or expressed as follows Closing Net Assets = Agreed Assets – (Agreed Provisions + Total Debt)

Closing Payment: EUR 3,700,000 (three million seven hundred thousand Euros).

Closing Payment Holdback: EUR 300,000 (three hundred thousand Euros).

Company: Toreador Hungary Limited (to be renamed as RAG Hungary Limited after Closing), a company incorporated and registered in Hungary with Company Registration Number: Cg. 01-09-679019 and having its registered office at H-1113 Budapest, Bocskai út 134-146, Dorottya Udvar Building D, 3rd floor, further details of which are set out in Part 1 of Schedule 1.

Confidentiality Agreement: the confidentiality agreement between the Seller and Buyer dated 9 June 2009.

Conditions: the conditions, and each of them, as set out in Schedule 2.

Contract Area: any and all areas with respect to which the Company has a right of use under Hungarian Permits, including the Licenses, as at the date of this Agreement.

Damages: any and all damages or losses, liabilities, costs (including, without limitation, proper legal and other similar professional costs), charges, expenses, actions, fines and penalties (in each case calculated on a Euro to Euro basis) suffered or sustained by the Buyer or the Company including losses of future revenues, income or profits (in Hungarian: “elmaradt haszon” or “elmaradt vagyoni elöny”), but excluding consequential damages (in Hungarian: “közvetett kár”) and damages or losses which are contingent, potential or unforeseen.

Demerger: the legal process pursuant to which the Company will be demerged into 4 corporate entities created by way of legal succession, the purpose of which is to transfer certain assets and liabilities from the Company into the relevant newly formed entities and thereby to mitigate the tax consequences of the transfers of such certain assets and liabilities.

Disclosed: all matters disclosed in or under the Disclosure Letter.

Disclosure Letter: the letter to be issued by the Seller in favour of the Buyer in the form shown in Schedule 7 to this Agreement.

Draft Closing Balance Sheet: a draft of the Closing Balancing Sheet to be prepared in accordance with the requirements of Clause 5.5 of this Agreement.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, lease, charge, pledge, lien, assignment, hypothecation, security, interest, voting interest, title, retention or any other security agreement or arrangement including any third party rights of a similar kind or having a similar effect to the foregoing.

Escrow Account: the bank account of the Escrow Agent the details of which are Bank: Notartreuhandbank AG (NTB), Bank Code: 31500, Account Number: 896-01.398.403, In the name of: Toreador Hungary/TH, IBAN: AT21 3150 0896 0139 8403, BIC: RZBAATWW.

Escrow Agent: Dr. Rudolf Kaindl, Austrian notary public, Vienna-Donaustadt IV, 1220 Vienna, Donaustadtstraße 1.

Escrow Agreement: the agreement attached to this agreement as Schedule 11 to be made between (1) the Buyer (2) the Seller and (3) the Escrow Agent setting out the terms and conditions of the Escrow Agent and the holding of the Additional Payment.

EUR or €: the single currency of a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Expert: a person appointed in accordance with the provisions of Clause 5.9 and Clauses 5.11 to 5.20 (inclusive) to resolve any dispute arising in connection with the Closing Balance Sheet.

Exploration Licenses: mean (i) the single license to explore Szolnok Block and the Tompa Block as issued by the Hungarian Mining Authority pursuant to resolution number 1828/99 dated April 20th, 1999 and, extended by resolution no. 4432/2005/1 dated April 25th, 2005 and (ii) the Inke Exploration License.

Governmental Authority: any government and/or any political subdivision thereof, including departments, courts, commissions, boards, bureaus, ministries, agencies or other instrumentalities.

Hungarian Governmental Authority: any Governmental Authority in or of the Republic of Hungary.

Hungarian Mining Authority: the Hungarian Office for Mining and Geology and all and any district mining offices in Hungary.

Hungarian Permits: all permits, licenses, variances, approvals and other authorizations of Hungarian Governmental Authorities required to use, own, operate or maintain the Licenses including, without limitation, the drilling permit for Balotaszallas-E-1.

Hungarian Taxes: all Taxes imposed by any Hungarian Governmental Authority.

Inke Application: the application dated 8 July 2009 for an exploration license for hydrocarbons in the area known as Inke.

Inke Exploration License: the single license to explore the Inke Applicatino area as issued by the Hungarian Mining Authority pursuant to resolution number 4572/15/2009 dated September 14, 2009, but which remains subject to a 14 day appeal period from date of receipt of the letter on September 22, 2009.

Joint Venture Agreements means each of (a) the Szolnok JOA, (b) the Tompa FIA, (c) the Tompa SFA and/or (d) the TK Articles of Association, copies of which have been provided to the Buyer.

Kiskunhalas Application: the application for a hydrocarbon exploration license in respect of the Kiskunhalas Area dated 20 March 2007 and finally rescinded by the Hungarian Mining Authority on 12 February 2009.

Kiskunhalas Area: the area known by the Company as Kiskunhalas and as set out in the Kiskunhalas Application.

Kiskunhalas Litigation: the supervisory request submitted by the Company to the Supreme Court of Hungary dated 18 March 2009 in relation to the judgment of the Kecskemet County Court dated 16 January 2009 affecting the Kiskunhalas Application.

Laws: all laws, statutes, rules, regulations, ordinances, orders, decrees, requirements, judgments and codes of Governmental Authorities in force, fully-implemented and enforceable as of the date hereof.

Lease: the lease referred to in Part 2 of Schedule 6.

Licenses: the Exploration Licenses and/or the Mining Plot License.

Material Contract: has the meaning given in paragraph 14.1 of Schedule 5.

Mining Plot License: the mining plot license known as Balotaszallas-VIII and issued by the Hungarian Mining Authority on 2 June 2009 under resolution SzBK-1.562/15/2009.sz and amended on 16 June 2009 under resolution SzBK-1.562/18/2009.sz.

Minority Subsidiary: TK-Services Limited further particulars of which are set out in Part 2 of Schedule 1.

New Articles of Association: the new articles of association (deed of foundation) of the Company to be registered at the Registry Court upon Closing and shown in Schedule 9.

OTP Merkantil Loan: the financing provided to the Company by OTP Merkantil in respect of certain vehicles as shown in the Accounts.

Party: the Seller or the Buyer, as the case may be.

Parties: the Seller and/or the Buyer.

Properties: has the meaning given in paragraph 21 of Schedule 5.

Purchase Price: the purchase price for the Quota to be paid by the Buyer to the Seller in accordance with Clause 4.

Quota: the Seller’s holding of HUF 3,070,000 (three million and seventy thousand Hungarian Forints) consisting of HUF 3,010,000 (three million and ten thousand Hungarian Forints) in cash and HUF 60,000 (sixty thousand Hungarian Forints) as in-kind contribution all of which has been fully paid up and which represents 100% (one hundred per cent.) of the registered capital of the Company.

Records: all books, records, data, files, maps and accounting records related to the Licenses or other Assets or used or held for use in connection with the use, ownership, operation or maintenance thereof, or which otherwise relate to the Company or its business, but excluding (i) all corporate, financial and Taxation records of the Company’s Affiliates (including the Seller), (ii) any work product of legal counsel for the Company pertaining to this Transaction or any Affiliate (including the Seller) including any and all correspondence pertaining thereto; and (iii) any and all records concerning any bids or offers or communications received from and records of negotiations with third parties relating to the sale of the Quota and/or the Assets (together the “Excluded Records”).

Registry Court: the Municipal Court of Budapest, Hungary acting as the registry court.

Section: means a section or Clause of this Agreement.

Specified Bank Account: the account with K&H Bank in which the sum of EUR 600,000 (six hundred thousand Euros) is held as follows:- Account name: Toreador Magyarország Kft; Account number (IBAN): HU33 1040 1093 4956 4856 5552 1056; Bank name: K&H Bank Nyrt.; Bank address: H-1051 Budapest, Vigadó sq. 1.; SWIFT code: OKHBHUHB.

Subsidiary: in relation to a company (the holding company), any other company in which the holding company (or a person acting on its behalf) directly or indirectly holds or controls either:

(a)                                  a majority of the voting rights exercisable at shareholder meetings of the company; or

(b)                                 the right to appoint or remove directors having a majority of the voting rights exercisable at meetings of the board of directors of the company;

and any company which is a Subsidiary of another company is also a Subsidiary of that company’s holding company.

Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time shall apply to the company as it is at that time.

Szolnok Block: the Contract Area covered by resolution number 1828/99 dated April 20th, 1999 and extended by resolution number 4432/2005/1 dated April 25th, 2005 in each case by the Hungarian Mining Authority and with the following EOV co-ordinates:

	Y	X
1.	722000	220000
2.	782000	220000
3.	782000	200000
4.	752000	200000
5.	752000	180000
6.	782000	180000
7.	782000	170000
8.	772000	170000
9.	772000	160000
10.	722000	160000

Szolnok Farmees’ Loans: the aggregate amount outstanding due to the farmees under the Szolnok JOA which is approximately HUF 1,792 million (one thousand seven hundred and ninety two million Hungarian forints).

Szolnok JOA: the joint operating agreement in respect of the Szolnok Area dated 17 December 2007 and made by and between (1) the Company, (2) Ascent Resources plc, (3) Contact International Exploration Limited (“Contact”), (4) Oil and Gas Solutions Limited, and (5) PetroVentures Europe B.V. as such agreement was amended by the replacement of Contact with the Buyer pursuant to two agreements both dated 20 March 2008 between (1) Contact and (2) the Buyer and a further agreement dated 20 March 2008 made between (1) the Buyer and (2) the Company.

Taxation: all taxes, including income tax, corporate income tax, solidarity tax and local business tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, sales tax, service tax, transfer tax, use tax, excise tax, premium tax, customs duties, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, social security, unemployment tax, disability tax, alternative or add-

on minimum tax, estimated tax, special remuneratory benefit, and any other assessments, duties, fees, levies or other charges imposed by a Governmental Authority together with any interest, fine or penalty thereon, or addition thereto, including any taxes arising from transfer pricing issues and Tax or Taxes shall have the same meaning.

Tax Returns: all returns, reports, declarations, claims for refund, statements, forms or other filings with respect to Taxation, including any schedules, attachments or amendments thereto.

Tied-Up Capital: the supplementary payment received by the Company and shown in the Accounts.

Third Party Claim: has the meaning ascribed to it in Section 7.1.

Third Party Claim Review Period: has the meaning ascribed to it in Section 7.

TK Articles of Association: the articles of association of TK Services, a copy of which has been Disclosed to the Buyer.

TK Services: the Minority Subsidiary.

Tompa Block: the Contract Area covered by resolution no. 1828/99 dated April 20th, 1999 and, extended by resolution no. 4432/2005/1 dated April 25th, 2005 in each case issued by the Hungarian Mining Authority and with the following EOV co-ordinates:

	Y	X
1.	685000	120000
2.	702000	120000
3.	702000	100000
4.	710000	100000
5.	710000	national border
6.	685000	national border

Tompa FIA: the agreement made between (1) the Company and (2) Delta Hydrocarbons B.V. (“Delta”) dated 28 March 2008, a copy of which has been Disclosed to the Buyer.

Tompa SFA: the agreement made between (1) the Company; (2) Delta; and (3) Delta Hydrocarbons KFT dated 26 June 2008, a copy of which has been Disclosed to the Buyer.

Toreador International: Toreador International Holding Limited, a company incorporated and registered in Hungary with Company Registration Number: Cg. 01-09-868606 and having its registered office at H-1113 Budapest, Bocskai út 134-146, Dorottya Udvar Building D, 3rd floor.

Total Debt: the Company’s aggregate amount of liabilities to the Seller, its Affiliates and any third parties but which for the avoidance of doubt excludes any amount of Agreed Provisions and further which excludes the aggregate of the (a) OTP Merkantil Loan; (b) TK Services Loan; and (c) Szolnok Farmees’ Loans.

Transaction: the transaction contemplated by this Agreement or any part of that transaction.

TK Services Loan: the loan due to TK Services from the Company as shown in the Accounts being approximately HUF 55.5 million (fifty five million five hundred thousand Hungarian forints) together with all interest thereon.

Value Added Tax or VAT: means value added tax (in Hungary known as ÁFA) and defined in Act No CXXVII of 2007 on Value Added Tax.

Vizvar: the area for exploration contained in Resolution Number 365/12/2008 of the Pécs Mining Authority.

Vizvar Application: the application for a hydrocarbon exploration license dated 19 March 2007 and finally rescinded on 5 August 2009.

Vizvar Litigation: the judicial proceedings affecting the Vizvar Application including the right to launch a supervisory request to the Supreme Court of Hungary in relation to the judgment of the Somogy County Court affecting the Vizvar Application dated 30 June 2009 and received on 27 July 2009.

Warranties: the representations and warranties of the Seller in Clause 6 and Schedule 5.

Well: means each of the wells shown in the Accounts.

Well Structure: means that part of the well which is non-removable and permanently installed including the well casing.

Well Sketches and End of Well Reports: mean those diagrams and those reports written by the Company delivered to the Buyer prior to the Closing.

1.2                                Clause and schedule headings do not affect the interpretation of this Agreement.

1.3                                A person includes a corporate or unincorporated body.

1.4                                Words in the singular include the plural and in the plural include the singular.

1.5                                A reference to one gender includes a reference to the other gender.

1.6                                A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force at the date of this Agreement, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it.

1.7                                Writing or written includes faxes but not e-mail.

1.8                                Documents in agreed form are documents in the form agreed by the Parties to this Agreement and initialled by them for identification.

1.9                                A reference in this Agreement to other documents referred to in the Agreement is a reference to the following documents:

(a)           Escrow Agreement; and

(b)           Disclosure Letter.

1.10                         References to times of day are, unless the context otherwise requires, to Budapest time and references to a day are to a period of twenty four hours running from midnight on the previous day.

1.11                         Any amount expressed to be in Euros shall, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this Agreement, be deemed for that purpose to have been converted into the relevant currency on the last Business Day immediately preceding Closing. Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be the Hungarian National Bank’s published mid rate for the purchase of that currency with Euros at the time of the deemed conversion.

1.12                         Without prejudice to the application of Hungarian law to this Agreement, any reference to a legal term in the English language for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing in respect of the jurisdiction of Hungary shall be deemed to include a reference to what most nearly approximates the Hungarian legal term.

2.                                      CONDITIONS

2.1                               The Seller and the Buyer shall use all reasonable endeavours so far as lies within their respective powers to procure that the Conditions as defined in Schedule 2 are satisfied as soon as practicable and in any event no later than:

(a)                                  Close of Business on Wednesday 30 September 2009; or

(b)                                 such later time and date as may be agreed in writing by the Seller and Buyer.

2.2                               The Buyer and the Seller shall co-operate fully and in good faith in all and any actions necessary, or deemed desirable, to procure the satisfaction of the Conditions.

2.3                               The Buyer may, at any time and to such extent as it thinks fit, waive in whole or in part any of the Conditions by written notice to the Seller.

2.4                               If any of the Conditions have not been satisfied or waived by the date and time provided in Clause 2.1, this Agreement shall cease to have effect immediately after that time on that date except for:

(a)                                  the provisions mentioned in Clause 2.5; and

(b)                                 any rights or liabilities that have accrued under this Agreement.

2.5                               The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions:

(a)           Clause 1;

(b)           Clause 2;

(c)           Clause 10;

(d)           Clause 13;

(e)           Clause 14;

(f)            Clause 15;

(g)           Clause 16 ;

(h)           Clause 19; and

(i)            Clause 22.

3.                                      SALE AND PURCHASE

3.1                               On the terms of this Agreement and subject to the satisfaction of the Conditions, at the Closing, the Seller shall sell, and the Buyer shall buy, the Quota free from all Encumbrances.

3.2                               The Quota is sold with all rights that attach, or may in the future attach, to it (including, in particular, the right to be repaid the amount of the Tied-up Capital, the right to receive all dividends and distributions declared, made or paid on or after the Closing Date).

3.3                               The Buyer is not obliged to complete the purchase of the Quota unless the purchase of the entire amount of the Quota is completed simultaneously.

3.4                               The Seller acknowledges that the Buyer enters into this Agreement on the basis of, and in reliance on the Warranties, but at all times subject to all matters Disclosed, and the Seller enters into this Agreement on the basis of, and in reliance on, the Buyer’s Warranties.

3.5                               If at any time before or at Closing it becomes apparent that:

(a)                                  a Warranty has been materially and adversely breached, is materially and adversely untrue or incorrect or that the Seller has breached any other term of this Agreement that in either case is materially adverse to the sale and purchase of the Quota, the Buyer may (without prejudice to any other rights it may have in relation to the breach):

(i)                           rescind this Agreement by notice to the Seller; or

(ii)                       proceed to Closing;

(b)                                 a Buyer’s Warranty has been materially and adversely breached, is materially and adversely untrue or incorrect or that the Buyer has breached any other term of this Agreement that in either case is materially adverse to the sale and purchase of the Quota, the Seller may (without prejudice to any other rights it may have in relation to the breach):

(i)                           rescind this Agreement by notice to the Buyer; or

(ii)                       proceed to Closing.

4.                                      PURCHASE PRICE

4.1                               Subject to the following amounts becoming due and owing under the terms of this Agreement, the Purchase Price to be paid for the Quota is EUR 6,000,000 (six million Euros) comprising of (i) the Closing Payment; and (ii) the Closing Payment Holdback, to the extent that the same becomes payable pursuant to the provisions set out in Clauses 5.5 to 5.20 (inclusive), and any CP Excess (as defined in Clause 5.10) or Remaining CP Holdback Amount (as defined in Clause 5.10), if any; and (iii) the Additional Payment, to the extent that the Additional Payment Condition has been triggered and in accordance with the provisions of Schedule 4. For the avoidance of doubt the Parties agree and acknowledge that independent of whether or not the Closing Payment Holdback, CP Excess (as defined in Clause 5.10), CP Deficit (as defined in Clause 5.10), Remaining CP Holdback Amount (as defined in Clause 5.10) and/or Additional Payment becomes due and owing to the Seller, the payment of the Closing Payment at Closing shall result in the transfer of the Quota to the Buyer.

5.                                      CLOSING

5.1                               Provided that the Conditions shall have been satisfied or waived in accordance with Clause 2, Closing shall take place at the offices of the Company at 10 a.m. on Wednesday 30 September 2009 or at such other location, time or date as the Seller and the Buyer may agree in writing. The date on which Closing shall take place is referred to herein as the “Closing Date”.

5.2                               At Closing the Seller shall:

(a)                                  transfer the Quota in such manner as is necessary for the Buyer to establish legal ownership in accordance with Hungarian law pursuant to the documentation as set out in the Closing Agenda;

(b)                                 deliver a certified copy of the resolution adopted by the board of directors of the Seller authorising the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement, any documents necessary to transfer the Quota in accordance with Clause 5.2(a) and any other documents referred to in this Agreement;

(c)                                  deliver all other documents identified in the Closing Agenda as documents to be delivered by the Seller at Closing;

(d)                                 deliver letters of withdrawal of the managing directors of the Company effective as of Closing;

(e)                                  deliver new bank mandate (signatory card) instructions to be completed and signed in accordance with the Buyer’s instructions to replace the bank mandate instructions existing immediately prior to Closing; and

(f)                                    deliver an original bank statement from the Specified Bank Account evidencing the EUR 600,000 (six hundred thousand) as being readily available to the Company and a letter from K & H Bank confirming that Travis Wetzlaugk and Ernst Burgschwaiger are jointly authorised to dispose over the funds in the Specified Bank Account.

5.3                               At Closing the Buyer shall:

(a)                                  deliver all other documents identified in the Closing Agenda as documents to be delivered by the Buyer at Closing;

(b)                                 deliver declarations of acceptance of each of the managing directors and the members of the supervisory board which it wishes to appoint in the Company;

(c)                                  pay the Closing Payment by bank transfer to the Seller or the Seller’s appointee (who shall have been irrevocably authorised by the Seller to receive it). The Seller’s bank account details are Natixis Paris. IBAN number FR76 3000 7999 9927 4344 4100 006. SWIFT Code CCBPFRPPFMP; and

(d)                                 pay an amount equal to the Additional Payment by bank transfer to the Escrow Account, to be held in accordance with the terms of the Escrow Agreement.

All matters at Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Quota shall not be transferred and the Buyer shall have no property rights or interest in the Quota unless and until the Closing actually takes place and the payments referenced in subsection (c) and (d) above have been effectively received by the intended payees. Prior to signing the Closing Agenda, the Parties agree that the last step to be taken as part of the Closing procedure consists of the receipt of the amounts set forth in subsections (c) and (d) above by the specified recipient.

5.4                               At Closing, but in no way later than 5 (five) Business Days after Closing, the Seller shall make available to the Buyer all Records that are not in possession of the Company and not otherwise required to be delivered at Closing under this Agreement.

5.5                               The Buyer shall procure that the Company prepares, on behalf of the Seller, and delivers to the Buyer the Draft Closing Balance Sheet as soon as reasonably practicable after the Closing Date and in any event not later than 15 (fifteen) Business Days thereafter.

5.6                               The Buyer shall ensure that, within 10 (ten) Business Days starting on the Business Day immediately following its receipt of the Draft Closing Balance Sheet, it submits to the Seller a report stating whether or not it agrees with the Draft Closing Balance Sheet (and in the case of disagreement, the areas of dispute in reasonable detail to enable the Seller to understand the matters in dispute) (“Buyer’s Report”).

5.7                               If the Buyer agrees the Draft Closing Balance Sheet, the Buyer’s Report will confirm this and the Draft Closing Balance Sheet shall become the Closing Balance Sheet and it shall become final and binding on the Parties for the purpose of this Agreement.

5.8                               If the Buyer disagrees with the Draft Closing Balancing Sheet, the Parties shall use their respective best endeavours to agree any matter in dispute. If the matter in dispute is resolved by agreement between the Parties, the Buyer and the Seller shall certify the Draft Closing Balance Sheet (subject to any amendment agreed between the Parties) as being the Closing Balance Sheet and it shall become final and binding on the Parties for the purpose of this Agreement.

5.9           If the Parties are unable to resolve any disagreement within 20 (twenty) Business Days of the Seller’s receipt of the Buyer’s Report, either Party shall have the right to refer the disagreement to the Audit Expert.

5.10         Within 5 (five) Business Days, starting on the day after the Closing Balance Sheet is in final and agreed form whether by agreement between the Parties or determination by the Audit Expert:

(a)           if the Closing Net Assets is equal to zero or not greater than EUR 50,000 (fifty thousand Euros), then the Buyer shall pay to the Seller the Closing Payment Holdback in the same manner as payment of the Closing Payment; or

(b)           if the Closing Net Assets exceed EUR 50,000 (fifty thousand Euros) (“CP Excess”), then the Buyer shall pay to the Seller an amount equal to the aggregate of the Closing Payment Holdback and the CP Excess in the same manner as payment of the Closing Payment; or

(c)           if the Closing Net Assets is shown to be in deficit by more than EUR 50,000 (fifty thousand Euros) (“CP Deficit”), then the Seller shall pay to the Buyer the amount of the CP Deficit. Payment of the CP Deficit up to and including the amount of the Closing Payment Holdback shall be made by the Seller to the Buyer by way of set off from the Closing Payment Holdback. If the Closing Payment Holdback is insufficient to meet the CP Deficit then the Seller shall be obliged to pay the difference to the Buyer by bank transfer to the Buyer’s account notified in writing to the Seller. If the amount of the CP Deficit is less than the Closing Payment Holdback (“Remaining CP Holdback Amount”), the Buyer shall pay the Remaining CP Holdback Amount to the Seller.

5.11         The Audit Expert shall be appointed by the President of the Hungarian Chamber for Auditors within five (5) Business Days of a request of either Party and shall be duly qualified as an auditor in Hungary, fluent in English and appropriately experienced in dealing with the matters in dispute.

5.12         Each of the Parties shall promptly, but in any event within five (5) Business Days of the confirmed appointment of the Audit Expert, prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Audit Expert for determination.

5.13         The Audit Expert shall prepare a written decision, including what adjustments (if any) are necessary to the Draft Closing Balance Sheet in respect of the matters in dispute in order to comply with the requirements of this Agreement and his reasons therefor, and he shall give notice (including a copy) of the decision to the Parties within a maximum of 20 (twenty) Business Days of the matter being referred to him.

5.14         If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by Clause 5.14 then

(a)       either Party may apply to the President of the Hungarian Chamber for Auditors to discharge the Audit Expert and to appoint a replacement Audit Expert; and

(b)       this Clause 5.14 applies in relation to the new Audit Expert as if he were the first Audit Expert appointed.

5.15         All matters under Clauses 5.11 to 5.20 (inclusive) shall be conducted, and the Audit Expert’s decision shall be written, in the English language.

5.16         The Parties are entitled to make written submissions to the Audit Expert and shall provide (or procure that others provide) the Audit Expert with such assistance and documents as the Audit Expert reasonably requires for the purpose of reaching a decision.

5.17         Unless agreed by the Parties, the Audit Expert may not instruct professional advisers to assist him in reaching his decision.

5.18         Each Party shall, with reasonable promptness, supply each other with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under Clauses 5.12 and/or 5.16.

5.19         The Audit Expert shall act as an expert and not as an arbitrator. The Audit Expert shall determine any dispute, which may include any issue involving the interpretation of any provision of this Agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Audit Expert’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

5.20         The Audit Expert’s fees and any costs properly incurred by him in arriving at his determination shall be borne by the Parties in such proportion as the Audit Expert in his sole discretion directs.

6.             WARRANTIES AND INDEMNITIES

6.1           Except as and exclusively to the extent explicitly set forth in this Clause 6 and in Schedule 5, the Seller makes no representations or warranties, whether expressly or implied by the Laws or otherwise and the Buyer expressly acknowledges and accepts such limitation.

6.2           The Warranties (except to the extent expressly stated to be made as of a specified date) and the matters Disclosed are each deemed to be repeated at Closing and any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty or Disclosure shall be construed, in relation to any such repetition, as a reference to the Closing Date.

6.3           From and after the Closing, and subject to the provisions of this Clause 6 and Clause 7, including the agreed limitation on the liability of the Seller, the Seller shall indemnify, defend and hold harmless the Buyer against any and all Damages suffered or sustained by the Buyer or the Company as a result of any breach of any Warranty by the Seller. This is without prejudice to the rights of the Buyer to bring an action against the Seller for any other breaches of this Agreement. If recovering under a claim, the claiming party shall not be required to demonstrate that the indemnifying party was at fault (in Hungarian: “felróhato”) and the indemnifying party shall have no defence to liability on the basis of the absence of fault.

6.4           The Buyer is not entitled to recover damages or otherwise obtain restitution more than once in respect of the same loss.

6.5           Warranties given so far as the Seller is aware are deemed to be given in relation to the actual knowledge, information and belief of the Seller’s current officers and directors after having made due inquiry of the Company’s Managing Directors based on their respective actual knowledge, information and belief at the time of the enquiry.

6.6           Each of the Warranties is separate and, unless specifically provided, is not limited by reference to any other Warranty or anything in this Agreement. Each of the defend, hold harmless and indemnification obligations of the Seller shall be construed as a separate defend, hold harmless and indemnification obligation and shall not be limited or restricted by reference to or inference from the terms of any other defend, hold harmless and indemnification obligation.

6.7           The Seller agrees that any information supplied by the Company or by or on behalf of any of the employees, directors, agents or officers of the Company (Officers) to the Seller or its advisers in connection with the Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller, and the Seller hereby undertakes to the Buyer and to the

Company and each Officer that it waives any and all claims which it might otherwise have against any of them in respect of such claims.

6.8           Subject at all times to matters Disclosed, neither any investigation or examination by the Buyer before or after the Closing Date nor the establishment of the Closing Balance Sheet or the review thereof or the review of the Accounts by the Buyer shall (a) affect the terms of survival of or the basis for any claim under the Warranties and/or (b) entitle the Seller to object to the validity and/or the survival of the Warranties.

6.9           None of the limitations contained in this Section 6 shall apply to any breach of any representation and warranty which (or the delay in discovery of which) is the consequence of intentional misstatement, concealment or other conduct by the Seller or any of its Affiliates or any management or board member or employee of Seller.

7.             CLAIMS BY THE BUYER

7.1           All Claims by the Buyer shall be asserted and resolved as follows:

(a)        Claim Notices.  In the event that (x) any claim, demand or proceeding is asserted, notified or instituted by any person (including by any Governmental Authority) other than the Parties and their respective Affiliates which, if successful, could give rise to Damages for which the Seller would be liable to the Buyer hereunder (any such claim, demand or proceeding, a “Third Party Claim”), or (y) the Buyer shall have a claim against the Seller which does not involve a Third Party Claim (any such claim, a “Direct Claim”), the Buyer shall send to the Seller a written notice (a “Claim Notice”) specifying the factual basis of such claim and the amount or a good faith estimated amount of related Damages (which estimate shall not be conclusive of the final amount of such claim), all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which a right to Claim is made, together with such readily available supporting evidence as may reasonably be required by the Seller to assess the merits of the claim and the computation or estimate of Damages.

(b)        Time for Claim Notice.  The Buyer shall send a Claim Notice as soon as is reasonably practicable after the Buyer (including the Company) first becomes aware of a Claim (which in the case of a Direct Claim includes when the facts upon which such claim is based) and in the event of a Third Party Claim by no later than thirty (30) days of receipt (including by the Company) of actual notice of such Third Party Claim, but in any event within the applicable survival period set out in cause 7.9. Failure to comply with this time period shall not preclude the Buyer from raising a Claim against the Seller, provided however that any Damages resulting from the delay in providing the Claim Notice that can be proven by the Seller will result in a reduction of such amount from the amount of the Claim which could otherwise be made by the Buyer against the Seller.

(c)        Direct Claims.  In the event of a Direct Claim, the Seller shall have thirty (30) days following its receipt of the relevant Claim Notice or, if the amount of the Direct Claim was not determined at the time of the Claim Notice, the date on which the amount of the Direct Claim has been notified to it by the Seller (the “Direct Claim Review Period”) to make such investigation of the underlying Claim as it considers necessary or desirable.  During the Direct Claim Review Period, the Parties shall use their respective reasonable endeavours to reach an agreement with respect to the validity and the amount of the Direct Claim.  If the Parties agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and the amount of such Direct Claim, the Seller shall pay to the Buyer, within ten (10) Business Days following the date of such agreement, the full agreed amount of such Direct Claim.  If the Parties fail to agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and/or the amount of such Direct Claim, the dispute may be resolved in accordance with Clause 22.2.

(d)        Third Party Claims.

(i)         Third Party Claim Review Period.  In the event of a Third Party Claim, the Seller shall have thirty (30) days following its receipt of the relevant Claim Notice (the “Third Party Claim Review Period”) to make such investigation of the underlying claim as it considers necessary or desirable.  During the Third Party Claim Review Period, the Parties shall use their respective reasonable endeavours to reach an amicable solution with respect to such Third Party Claim.  If the Parties fail to agree, on or prior to the expiration of the Third Party Claim Review Period, upon an amicable solution with respect to such Third Party Claim, the dispute may be resolved in accordance with Clause 22.2.

(ii)        Defence of Third Party Claim.

(A)          From and after the delivery of a Claim Notice hereunder, the Seller shall have the right (but not the obligation) to control the defence of such Third Party Claim and to retain (at its expense) counsel of its choice, reasonably acceptable to the Buyer, to represent the Company so long as the Seller has admitted its liability in writing to the Buyer in respect of the Buyer’s Claim against the Seller in respect of the Third Party Claim.  Subject to the admission of liability aforesaid, if the Seller exercises its right to control the said defence, then the Buyer shall take (and shall procure that the Company takes)

such actions as the Seller shall consider reasonably necessary or appropriate under the circumstances to cooperate with the Seller and its counsel in defending such Third Party Claim (including procuring that the Company (x) grants to the Seller all necessary powers to represent the Company in connection with such Third Party Claim, (y) insofar as reasonable, furnishes to the Seller all necessary information and documentation concerning the Company and such Third Party Claim, and (z) follows any reasonable instructions of the Seller issued in connection with the defence of such Third Party Claim), and shall refrain (and shall procure that the Company refrains) from taking any action likely to jeopardize or interfere with the defence of such claim.   The Buyer may assist, at its expense, in the defence of any Third Party Claim with counsel of its choice, reasonably acceptable to the Seller.  The Seller shall keep the Buyer reasonably informed of the development of the underlying claim.

(B)           In the event that the Seller (x) shall not assume control of the defence of a Third Party Claim with reasonable promptness after written notice to such effect by the Buyer, or (y) shall notify the Buyer of its intention not to assume control of the defence of a Third Party Claim, the Buyer shall conduct (or shall procure that the Company conducts) the defence of such Third Party Claim (subject to subsection (iv) below) in good faith and using all reasonable means and defences available to it.  The Seller may assist, at its expense, in the defence of any Third Party Claim with counsel of its choice, reasonably acceptable to the Buyer.  The Buyer shall keep the Seller reasonably informed of the development of the underlying claim.

(iii)       Counterclaim and Cross-Claim. To the extent reasonably requested by the Seller with respect to any Third Party Claim, the Buyer shall make (or shall procure that the Company makes) any reasonable and appropriate counterclaim against any person asserting such Third Party Claim or any reasonable and appropriate cross-claim against any other person which may be liable; no such counterclaim or cross-claim shall be settled without the prior written consent of the Seller, which consent shall not be unreasonably withheld.

(iv)       Settlement of Third Party Claims.  The Seller shall not be liable for any Third Party Claim which is settled or otherwise compromised by the Buyer or in respect of which any admission of liability is made by the Buyer without 10 (ten) Business Days’ prior written notice to the Seller. .

(v)        Access.  From and after the delivery of a Claim Notice in relation to a Third Party Claim, at the reasonable request of the Seller, the Buyer shall grant to the Seller and its representatives (including professional advisors) such reasonable access to the premises, books, records, computerized systems and senior management of the Company to the extent reasonably related to the matters to which the Claim Notice relates and which the Seller reasonably requires in order to review and assess the merits of the Claim.

7.2           The Buyer shall use its reasonable endeavours (and shall procure that the Company uses its reasonable endeavours) to mitigate any Damages resulting from or arising out of any matters giving rise to a Claim.

7.3           No amount shall become due and payable by the Seller (x) in respect of any Claim arising by reason of a contingent liability, unless and to the extent that such contingent liability ceases to be contingent and has become an actual liability (without prejudice to the right of the Buyer to raise a Claim in respect of the contingent liability as and when such liability arises); and (y) in respect of any Third Party Claim unless and to the extent that the Buyer has paid or settled the Third Party Claim.

7.4           In calculating the amount of any Damages which may be due and payable by the Seller as a result of any Claim brought by the Buyer there shall be deducted:

(a)        the amount of any indemnification or other recoveries (including insurance proceeds) actually paid to the Buyer or the Company ; and

(b)        the amount of any reserve or provision included in the Accounts and/or the Closing Balance Sheet for Damages of the type to which such Claim relates.

7.5           The Seller shall not be liable for a Claim unless:

(a)        the amount of Damages against which the Buyer would be entitled in respect of a Claim or a series of connected Claims, of which that Claim is one, exceeds EUR 50,000 (fifty thousand Euros); and

(b)        the amount of Damages in respect of which the Seller is obligated to make payment under Clause 7.5(a), when taken together, exceeds EUR 150,000 (one hundred and fifty thousand Euros).

7.6           The aggregate maximum amount of Damages howsoever arising for which the Seller may be liable under this Agreement shall not exceed 1.7 Million Euro (one million and seven hundred thousand Euros) except for (i) Claims for wilful intent or fraud by the Seller and (ii) breaches of Warranties set forth in Sections 1 through 4 of Schedule 5 of this Agreement, with (i) and (ii) not being subject to any maximum liability limitation, and (iii) breaches of the Warranties set forth in Section 22 and (iv) claims under the Well Indemnity which shall both be subject to an aggregate limitation of 3.4 million Euros (three million four hundred thousand Euros).

7.7           The Seller is not liable for any Claim to the extent that the Claim

(a)           relates to matters Disclosed; or

(b)           relates to any matter specifically and fully provided for in the Accounts and/or the Closing Balance Sheet.

7.8           Except for (a) Tax matters, which are specifically regulated in Section 9 and specifies the Tax Indemnity Period; (b) Claims for breaches of any of the Warranties set forth in clauses 1 through 4 of Schedule 5, which shall survive Closing and continue until time-barred by applicable Laws; (c) Claims for breach of the Warranties set forth in Section 22 and (d) the Well Indemnity which shall each survive Closing until the second anniversary of the Closing Date, the Seller is not liable for a Claim unless the Buyer shall have issued a Claim Notice to the Seller within the period of 18 (eighteen) months beginning with the Closing Date.

7.9           Where the Seller has received a valid Claim Notice within the applicable survival period provided for the claim set out in the Claim Notice, then notwithstanding the expiry of the applicable survival period the Buyer shall be entitled to recover Damages with respect to such claim referenced in the Claim Notice if the Buyer has commenced proceedings under Clause 22.2 within six (6) months of the date of such Claim Notice.

7.10         The Buyer specifically acknowledges that the Purchase Price agreed between the Parties takes account of the limitations on the liability of the Seller as specified in this Clause 7 as contemplated by Section 314 (2) of the Act No. IV of 1959 of the Civil Code of the Republic of Hungary.

8.             BUYER’S WARRANTIES

The Buyer represents and warrants that the following matters are true and accurate, both as at the date of this Agreement and again as at the date of Closing:

8.1           Articles of Association of the Company: The Buyer is aware of the New Articles of Association of the Company and accepts the provisions thereof as binding upon itself as from the date of Closing;

8.2           Organisation. The Buyer is a stock corporation duly organized and validly existing under the laws of Austria;

8.3           Authority. The Buyer has all requisite power and authority to enter into, execute, deliver and perform this Agreement, in particular to buy and accept the transfer of the Quota from the Seller, in accordance with its terms and the other documents referred to in it. As of Closing, the Buyer, its respective shareholders, corporate and supervisory boards, as applicable, have taken all necessary actions, steps and proceedings to approve or authorize, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and the purchase and transfer of the Quota from the Seller and the Agreement constitutes a valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

8.4           No Violation. Neither the execution, delivery and performance of this Agreement by Buyer, nor the consummation of the Transaction will (i) conflict with or violate any provision of Buyer’s organisational documents, any agreement to which it is a party or any judgment, order of any court or governmental body by which it is bound, or (ii) violate any law or permit applicable to it.

8.5           Litigation.  There are no actions, suits or proceedings pending, or to the Buyer’s knowledge, threatened in writing before any Governmental Authority or arbitrator against the Buyer or any Subsidiary of the Buyer which are reasonably likely to impair materially the Buyer’s ability to perform its obligations under this Agreement.

8.6           Financing.  The Buyer has sufficient cash, available lines of credit or other sources of immediately available funds (in EUR) to enable it to make the payments required to be made by it at Closing under Clause 5.2. Furthermore, the Buyer has the financial capability to satisfy the payment obligations it will assume under the Szolnok JOA following Closing and the Buyer undertakes to forthwith provide, for and on behalf of the Company in discharge of its obligations set out in Clause 12.3 of the Szolnok JOA, evidence reasonably satisfactory to the other parties to the Szolnok JOA that following Closing it shall continue to have the financial capability to satisfy its payment obligations under the Szolnok JOA.

8.7                                 Liability for Brokers’ Fees.  Neither the Seller nor any of its Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Buyer, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

8.8                                 The Buyer shall indemnify, defend and hold harmless the Seller against any and all Damages suffered or sustained by the Seller or the Company as a result of any breach of any Buyer’s warranties.

9.                                      TAX MATTERS AND WELL INDEMNITY

9.1                                 Liability for Taxes:

(a)                                  From and after Closing, the Seller shall indemnify, defend and hold harmless the Buyer from and against any amounts actually paid by the Buyer or the Company in respect of any Taxes that are imposed on or incurred by the Company and attributable to any taxable period beginning after December 31, 2005 and ending prior to the Closing Date as well as the portion, determined as described in Clause 9.1(b), of any such Taxes for any taxable period beginning (i) after December 31, 2005 but prior to the Closing Date and (ii) ending on or after the Closing Date, which is allocable to the portion of such period occurring prior to the Closing Date (the “Pre-Effective Time Period”).

(b)                                 Whenever it is necessary for purposes of this Agreement to determine the portion of any Taxes of or with respect to the Company for a taxable period beginning prior to and ending after the Closing Date which is allocable to the Pre-Effective Time Period and the period occurring on or after the Closing Date (“Post-Effective Time Period”), the determination shall be made by assuming that the Pre-Effective Time Period and the Post-Effective Time Period each constitutes a separate taxable period and by taking into account the actual taxable events occurring during each such period.

(c)                                  Any claim for indemnification under this Clause 9.1 must be made no later than three (3) months following the end of the applicable Hungarian statutory limitation period in respect of the relevant Tax Return to which the claim for indemnification relates (“Tax Indemnity Period”) in accordance with the provisions applicable to a Third Party Claim contained in Clause 7.1.

(d)                                 Notwithstanding anything to the contrary in Clause 9.1(a):

(i)                          No claim in respect of Taxes shall entitle the Buyer to be indemnified to the extent that it corresponds to a mere change in the time when a Tax should have been paid or such Tax can effectively be deducted or recovered by the Company (except that the Buyer shall be entitled to be indemnified for any resulting interest charges or penalties for late payment) and/or to the extent that such claim arises (or such claim having arisen, is increased) by a failure or omission on the part of the Company to make any election, surrender or disclaimer or to give any notice or consent or do any other thing after the Closing including the filing of any applicable Tax Returns under the provisions of any the Laws relating to Hungarian Taxes.

(ii)                       The Seller shall not have any liability for any Taxes which result from or arise out of actions taken or omissions by or on behalf of the Buyer or the Company after the Closing concerning any changes in accounting methods or policies and/or the passing of, or any change in, any the Laws or administrative practice of any Governmental Authority, in any such case not actually in force at the date of this Agreement (even if retroactive in effect), including any increase in the rate of Taxes in effect at the date of this Agreement or the imposition of any Taxes not in effect at the date of this Agreement.

9.2                                 Preparation and Filing of Tax Returns:

(a)                                  With respect to each Tax Return for, by or with respect to the Company that is required to be filed at any time between the date of this Agreement and on or before the Closing Date, the Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively “Tax Items”) required to be included therein and shall timely file or cause to be filed (assuming it has authority to do so) such Tax Return with the appropriate Government Authority and shall pay the amount of Taxes shown to be due on such Tax Return.

(b)                                 Upon request, the Buyer shall provide to the Seller copies of all Tax Returns required to be filed by the Company after the Closing Date for tax periods up to and which include the Closing Date, along with the proof of payment of any Taxes reflected in such Tax Returns.

(c)                                  Any Tax Return to be prepared pursuant to the provisions of this Clause 9.2 shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in the Laws.

(d)                                 Neither the Buyer nor the Company shall, without the prior written consent of the Seller (i) cause or allow the Company to originate the recalculation or re-filing of any Tax Return of the Company for any taxable period for which the Seller is responsible, in whole or in part, for the payment of Taxes under the terms of Clause 9.1 or (ii) request an audit by any taxing authority of the Company with respect to any taxable period for which the Seller is responsible, in whole or in part, for the payment of Taxes under the terms of Clause 9.1, unless the Company is obliged by the Laws to undertake a recalculation or re-filing or the request of an audit.

9.3                                 Access to Information:

(a)                                  The Buyer shall grant to the Seller (or its designees) access at all reasonable times, in the period from the Closing Date until the expiry of the Tax Indemnity Period, to all of the information, books and records relating to the Company within the possession of the Company (including without limitation work papers and correspondence with taxing authorities) to the extent reasonably necessary to investigate and/or defend any claim by the Buyer.,

(b)                                 Each of the Parties will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company or to any claims, audits or other proceedings affecting the Company until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

9.4                                 VAT Refunds:

The Buyer agrees to pay to the Seller any refund received by the Company after the Closing in respect of any VAT for which the Company has been charged prior to the Closing Date and such payment is to be made within 20 (twenty) days of its receipt by the Company. The Buyer shall cooperate with the Seller in order to take all necessary steps to claim any such refund. The Buyer acknowledges that there is a VAT Refund due to the Company of approximately HUF 4,000,000 (four million HUF).

9.5                                 Well Indemnity:

The Seller shall indemnify and hold harmless the Buyer or the Company in respect of a maximum of fifty per cent. (50%) of all costs and expenses properly required to (a) put the Well Structure of each Well into the condition that such Well is shown in the Well Sketches and the End of Well Reports; and (b) to remediate any environmental liability which arises as a result of the Well not being the condition referred to in (a) above.

10.                               CONFIDENTIALITY AND ANNOUNCEMENTS

10.1                           The Seller undertakes to the Buyer to keep confidential the terms of this Agreement and all information about the Buyer and about the Company, and use the information only for the purposes contemplated by this Agreement.

10.2                           The Buyer undertakes to the Seller to keep confidential the terms of this Agreement and all information that it has acquired about the Seller and to use the information only for the purposes contemplated by this Agreement.

10.3                           Neither Party is required to keep confidential or to restrict its use of:

(a)                                  information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this Agreement; or

(b)                                 information that the Parties agree in writing is not confidential; or

(c)                                  information about the other Party or the Company that it finds out from a source not connected with that Party or the Company and that it has acquired free from any obligation of confidence to any other person.

10.4                           The Buyer does not have to keep confidential or restrict its use of:

(a)                                  information about the Company after Closing; or

(b)                                 information that is known to the Buyer before the date of this Agreement and that it has acquired free from any obligation of confidence to any other person.

10.5                           Either Party may disclose any information that it is otherwise required to keep confidential under this Clause:

(a)                                  to such of its employees, professional advisers, consultants, or officers as are reasonably necessary to advise on this Agreement, or to facilitate the Transaction, if the disclosing Party procures that the people to whom the information is disclosed keep it confidential as if they were that Party; or

(b)                                 with the other Party’s written consent (such consent not to be unreasonably withheld, delayed or conditioned); or

(c)                                  to confirm that the sale has taken place and the date of the sale (including any relevant terms of the Agreement) for the purposes of making an announcement to the media, but the non-disclosing Party shall give its prior written consent to the disclosure such consent not to be unreasonably withheld, delayed or conditioned; or

(d)                                 to the extent that the disclosure is required:

(i)                                     by the Laws; or

(ii)                                  by a regulatory body, tax authority or securities exchange; or

(iii)                               to make any filing with, or obtain any authorisation from, a Governmental Authority, regulatory body, tax authority or securities exchange; or

(iv)                              under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

(v)                                 to protect the disclosing Party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other Party and to take into account any reasonable requests it may have in relation to the disclosure before making it.

10.6         Each Party shall supply the other with any information about itself or this Agreement as the other may reasonably require for the purposes of satisfying the requirements of any the Laws, regulatory body or securities exchange to which the requiring Party is subject.

10.7         This Clause shall continue to have effect for the period of thirty six (36) months from the Closing Date.

11.          FURTHER ASSURANCE

11.1         The Seller shall, at the Buyer’s expense, promptly execute and deliver all documents, and do all things that the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

11.2         The Parties undertake to fully cooperate with one another in case the Registry Court should require, in connection with the registration of the transfer of the Quota, the submission of additional information or the modification of the notification of amendments on any procedural grounds or because of any formal deficiencies in the application or its enclosures.

12.          ASSIGNMENT

12.1         Each person that has rights under this Agreement is acting on its own behalf.

12.2         Neither Party shall have the right to assign this Agreement or any rights and obligations hereunder or transfer any rights or obligations hereunder except with the prior written consent of the other Party.

13.                               WHOLE AGREEMENT

13.1         This Agreement, and any documents referred to in it, constitute the whole agreement between the Parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

14.                               VARIATION AND WAIVER

14.1         Any variation of this Agreement shall be in writing and signed by or on behalf of all Parties.

14.2         Any waiver of any right under this Agreement is only effective if it is in writing, and it applies only to the Party to whom the waiver is addressed and the circumstances for which it is given and shall not prevent the Party who has given the waiver from subsequently relying on the provision it has waived with respect to other circumstances.

14.3         No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

14.4         No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

14.5         Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

15.                               COSTS

15.1         Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the Party that incurred the costs.

15.2         All costs of the notary public arising in connection with the Escrow Agreement shall be borne by the Parties equally.

16.                               NOTICE

16.1         All notices authorised or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by facsimile transmission so long as evidenced by written confirmation of complete transmission, and properly addressed to the other

Party. Verbal communication and email does not constitute notice for purposes of this Agreement. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is addressed, and the time for such Party to deliver any counter-notice in response to such notice shall run from the date the notice is received. “Received” for purposes of this Section shall mean the receipt of the notice by the Party specified hereunder.

16.2         The addresses for service of notice are:

(a)                TOREADOR RESOURCES CORPORATION:

(i)                           address: 13760 Noel Road, Suite 1100, Dallas, Texas TX 75240-1383

(ii)                        for the attention of: The Directors

(iii)                     fax number: +1 2145593945

(iv)                    With a copy to:

PRK Partners / Bellak the Laws Office

(i)                           address: Pauler Office Building, 11 Pauler utca, Budapest 1013

(ii)                        for the attention of: Steven Conybeare

(iii)                     fax number: +36 1 354 0125

(b)                       ROHÖL-AUFSUCHUNGS AKTIENGESELLSCHAFT

(i)                           address: Schwarzenbergblatz 16, 1015 Vienna, Austria

(ii)                        for the attention of: Board of Directors

(iii)                     fax number: +431/501 16-238

17.                               INTEREST ON LATE PAYMENT

17.1         Where a sum is required to be paid under this Agreement but is not paid on the date the Parties agreed, the Party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

17.2         The rate of interest shall be 5% (five per cent) per annum above the 6 months EURIBOR (“Interest Rate”). Interest shall accrue on a daily basis and be compounded quarterly.

18.                               COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document.

19.                               LANGUAGE

If this Agreement is translated into any language other than English, the English language text shall prevail.

20.                               SEVERANCE

20.1         If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force except if, in the absence of the invalid, unenforceable or illegal provision, the Parties would not have entered into this Agreement.

20.2         If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

21.                               AGREEMENT SURVIVES CLOSING

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

22.                               GOVERNING LAW AND JURISDICTION

22.1         This Agreement and any disputes or claims arising out of or in connection with its subject matter, formation and interpretation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of Hungary without giving effect to any choice or conflict of law provisions.

22.2         All disputes arising out of or in connection with this Agreement (including non-contractual disputes or claims) (“Dispute”) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Vienna. The language of the arbitration shall be the English language.

This Agreement has been entered into on the date stated at the beginning of it.

Schedule 2 - Conditions

1.                                       Evidence reasonably satisfactory to the Buyer that the Company’s bank account has a positive balance of not less than €600,000 (six hundred thousand Euros) in cleared funds.

Schedule 4 - Additional Payment

1.             For purposes of this Agreement, the “Additional Payment Condition” shall be the conclusion of arrangements between the Company and/or the Buyer and a third party directly related to certain assets of the Company in Hungary.

2.             (i)            If the Additional Payment Condition has been fulfilled by no later than two (2) years of the Closing Date, then the Additional Payment shall in accordance with the Escrow Agreement be released to the Seller by the Escrow Agent within five (5) Business Days therefrom and the Buyer and the Seller shall jointly deliver a written notice to the Escrow Agent pursuant to the Escrow Agreement setting forth instructions for the payment of the Additional Payment to the Seller.

(ii)           If the Additional Payment Condition has not been fulfilled by no later than two (2) years of the Closing Date, then the Additional Payment shall in accordance with the Escrow Agreement be released to the Buyer by the Escrow Agent within five (5) Business Days therefrom and the Buyer and the Seller shall jointly deliver a written notice to the Escrow Agent pursuant to the Escrow Agreement.

3.             During the period from the Closing Date through to the second (2nd) anniversary of the Closing Date (or the earlier satisfaction of the Additional Payment Condition) the Buyer shall:

(i)            keep the Seller generally appraised of its progress in terms of the Additional Payment Condition being satisfied;

(ii)           act in good faith in its dealings concerning its arrangements relating to the Additional Payment Condition; and

(iii)          not execute any agreement the terms and effect of which would be to prohibit or otherwise adversely effect the Buyer’s obligations set out in Section 3 of this Schedule 4.

4.             The Parties acknowledge that due to the nature of the arrangements contemplated by the Additional Payment Condition, it is not possible to record with absolute certainty the scope and extent of such arrangements and the Parties shall use their respective good faith reasonable endeavours to reach an agreement as to whether or not the satisfaction of the Additional Payment Condition has been achieved on a case by case basis.

Schedule 5 — Warranties

1.                                      ORGANISATION

1.1           The Seller and the Company are duly organized and validly existing under the laws of the country in which they are incorporated or in existence.

2.                                      POWER TO SELL THE COMPANY

2.1           The Seller has all requisite power and authority to enter into, execute, deliver and perform this Agreement, in particular to sell, assign and transfer the Quota to the Buyer, in accordance with its terms and the other documents referred to in it. The Seller and its shareholders and/or corporate boards, as applicable, have taken all necessary actions, steps and proceedings to approve or authorise, validly and effectively, the entering into, and the execution, delivery and performance of, this Agreement and the sale and transfer of the Quota by the Seller to the Buyer contemplated thereby.

2.2           Except for the requirements explicitly foreseen in this Agreement, including the requirements of the Hungarian Companies Act 2006 and the Registry Court, the execution and delivery of this Agreement, as well as performance by Seller of its obligations hereunder, and the consummation by it of the Transaction, do not and will not require by the Laws any consent, approval, authorisation, or other action by filing with, submission, application or notification to, any court authority according to applicable the Laws.

2.3           This Agreement constitutes (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of this Agreement.

2.4           Compliance with the terms of this Agreement and the documents referred to in it shall not conflict with, breach or constitute a default under any of the following:

(a)                        any provision of the memorandum or articles of association or equivalent constitutional documents of the Seller; or

(b)                       any agreement or instrument to which the Seller or the Company is a party or by which it is bound; or

(c)                        any order, judgment, decree, resolution, law or other restriction applicable to the Seller or the Company.

3.             QUOTA OF THE COMPANY

3.1           The Seller has full legal and beneficial title to the Quota free and clear of all Encumbrances. The Quota constitutes the whole of the registered capital of the Company and is fully paid up.

3.2           There is no right, nor has any commitment been given, to require the Company to issue any new capital to any third party, including without limitation outstanding subscriptions, options, warrants, convertible securities, agreements or rights to purchase, subscribe or otherwise acquire from any Seller or any Affiliate any equity interests of, or any securities convertible into equity of the Company.

3.3           The Company is the sole legal and beneficial owner of its 25% (twenty five per cent.) holding in the Minority Subsidiary.

3.4           Save for the Minority Subsidiary, the Company does not hold or beneficially own, and has not agreed to acquire, any securities of any corporation.

3.5           Save as Disclosed, the Company is not or has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations).

3.6           As of Closing, (i) Seller will convey to Buyer and Buyer will acquire good and valid title to the Quota free and clear of any Encumbrances and (ii) Buyer shall be entitled to all of the rights attached to or arising from the Quota so acquired.

3.7           The Company has a registered capital of 3,070,000 HUF (three million and seventy thousand Hungarian Forint). The Quota of the Company has been validly issued, is fully paid-up, and was not issued in violation of the terms of any agreement binding upon the Company or any applicable the Laws. There is no contractual obligation relating to the Quota between the Seller and a third party under which it is required to make any additional payments and/or contributions to the capital of the Company.

4.             CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1           The copies of the constitutional and corporate documents of the Company (including the Articles of Association) Disclosed to the Buyer are in all material respects true, accurate and complete and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by applicable the Laws are annexed or incorporated.

4.2           All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received (in writing) by the Company.

4.3           All returns, particulars, resolutions and other documents which the Company is required by applicable the Laws to file with or deliver to any Governmental Authority have been correctly made up in all material respects and filed with or delivered to such Governmental Authority.

5.             INFORMATION

5.1           The particulars relating to the Company set out in Schedule 1 are true and accurate.

5.2           The particulars relating to the Minority Subsidiary set out in Schedule 1 are true and accurate at the date of this Agreement. So far as the Seller is aware and save as Disclosed there is no liability attached to the 25% of the quota which it owns in the Minority Subsidiary.

6.             COMPLIANCE WITH LAWS

The Company has at all times conducted its business in accordance with all applicable Laws and all applicable industry practice in Hungary, in each case in all material respects, save that the Kiskunhalas Application was subject to the Kiskunhalas Litigation and the Vizvar Application was subject to the Vizvar Litigation.

7.             LICENCES AND CONSENTS AND APPLICATIONS

7.1           The Company has obtained, free and clear of any Encumbrance, the Licenses and all Hungarian Permits in order to carry on its business in the places and in the manner in which it is carried out in accordance with applicable Laws. True and accurate copies of the Licenses and Hungarian Permits have been delivered to the Buyer. The Mining Plot License,  the Inke Exploration License, the water injection permit Öt Ny-2, the environmental permit for the pipeline from the Örm-K field and all construction permits have been validly issued and/or extended, are in full force and effect, are not subject to being invalidated and are in compliance with Hungarian the Laws and have been complied with in all material respects, provided, however, that the Inke Exploration License is still subject to the appeal as set forth in the definition of Inke Exploration License. The other Licenses are in full force and effect, are not subject to being invalidated and are in compliance with Hungarian the Laws and have been complied with in all material respects and, to the best of Seller’s knowledge, have been validly issued and/or extended. True and correct copies of the

Licenses and the Hungarian permits mentioned above have been Disclosed to the Buyer.

7.2           Without limiting the generality of the provisions of clause 7.1 above, the Company has not received any notice (in written form) from any Governmental Authority (whether from Hungary or any other applicable jurisdiction) that any of such Licenses or Hungarian Permits or authorities will be suspended, cancelled, revoked or not renewed on the same terms.

7.3           The Applications have been submitted in accordance with current industry practice of Hungary and in compliance in all material respects with the applicable Laws. True and correct copies of the License Applications have been Disclosed to the Buyer.

8.             JOINT VENTURE AGREEMENTS

8.1           The Joint Venture Agreements are in full force and effect, are not subject to being invalidated and no default, termination, or breach under the Joint Venture Agreements has occurred with respect to any of the parties to the Joint Venture Agreements, save for the default of each of Contact International Limited and Ascent Resources plc under the Szolnok JOA. True and correct copies of the Joint Venture Agreements have been Disclosed to the Buyer.

8.2           With respect to the Joint Venture Agreements, no other person is entitled to exercise any right (including any right of termination or any right of pre-emption or other option) as a result of the sale and transfer of the Quota.

8.3           There is no third party activity related to exploration and/or exploitation of hydrocarbons in the Contract Areas, or condition or circumstance that could impede operations under the Joint Venture Agreements, save as Disclosed by the Licenses.

8.4           The Joint Venture Agreements and all associated Authorisations for Expenditure (AFEs), work programs and the applicable Laws insofar as they pertain to levies and/or royalties payable to the Governmental Authorities contain the full details of the Company’s entitlement to and the costs of participation in the activities contemplated thereby.

8.5           The Joint Venture Agreements, together with the Licenses and all applicable Laws, set out the entirety of the obligation of the Company to the Governmental Authorities, and no other understanding or agreement exists between the Seller or the Company on the one hand and the Governmental

Authority on the other in relation to the subject matter of the Joint Venture Agreements.

8.6           The Company’s interests under each of the Joint Venture Agreements are not subject to any Encumbrances except as otherwise expressly set forth in the applicable Laws, the respective Joint Venture Agreements and the Licenses.

9.             WORK PROGRAMS

9.1           All work programs agreed to be performed under the Joint Venture Agreements in relation to the Licenses have been completed in accordance with the relevant Joint Venture Agreement. There are no work programs associated with the Licenses save that the Inke Exploration License will require a work program to be submitted as part of or together with a technical operating plan.

10.          STATUS OF OPERATIONS

10.1         The status of operations is that (i) the BA-E-1 Well in the Contract Area is undergoing an intermediate production test which is intended to recover all the fluids from the previously conducted fracture stimulation program and (ii) the Kiskunhalas pipeline is presently suspended pending award of further required permits to continue construction.

11.          INSURANCE

11.1         The insurance policies maintained by or on behalf of the Company provide cover against losses and liabilities normally insured against by a person carrying on the same type of business as the Company and as required by the applicable Laws.

11.2         The particulars of those policies set out in the Disclosure Letter are true and accurate.

11.3         There are no outstanding claims under, or in respect of the validity of, any of those policies and at the date of this Agreement, there are no pending proceedings or circumstances likely to give rise to any claim under those policies.

11.4         So far as the Seller is aware, all the insurance policies are in full force and effect, are not void or voidable.

11.5         Nothing has been done or not done by the Company which could make any of the insurance policies void or voidable.

11.6         Closing will not terminate, or entitle any insurer to terminate, any such policy which is issued to and in the name of the Company alone. The benefit of any insurance policies provided to the Company by the Seller and/or its Affiliates will cease upon Closing.

12.          POWER OF ATTORNEY

12.1         There are no powers of attorney in force given by the Company save for those set out in the Disclosure Letter.

12.2         Other than the managing directors of the Company, no person, as agent or otherwise, is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of the Company’s business.

13.          DISPUTES AND INVESTIGATIONS

13.1         Save for the Kiskunhalas Litigation and the Vizvar Litigation, the Company:

(a)        is not engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or government body, department, board or agency (except for debt collection in the normal course of business); and

(b)        is not the subject of any formal investigation, inquiry or enforcement proceedings by any government, administrative or regulatory body.

The Kiskunhalas Litigation and Vizvar Litigation documents as Disclosed are true, accurate and not misleading by omission or otherwise.

13.2         No proceeding, investigation or inquiry of the types mentioned in paragraph 13.1 of this Schedule has been threatened against the Company.

13.3         The Company is not subject to any existing judgments or rulings and has not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

14.          CONTRACTS

14.1         The definition in this paragraph applies in this Agreement.

Material Contract: an agreement or arrangement to which the Company is a party and which is of material importance to the business, profits or assets of the Company.

14.2         Except for the agreements and arrangements Disclosed, the Company is not a party to or subject to any agreement or arrangement which:

(a)                        is a Material Contract; or

(b)                       is of an unusual or exceptional nature; or

(c)                        is not in the ordinary and usual course of business of the Company; or

(d)                       involves partnership, joint venture, consortium, joint development, shareholders or similar arrangements; or

(e)                        is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into; or

(f)                          involves or is likely to involve an aggregate consideration payable by or to the Company in excess of €50,000 (fifty thousand Euros); or

(g)                       is not on arm’s length terms.

14.3         Each Material Contract is in full force and effect and the Company has not defaulted under or breached a Material Contract and so far as the Seller is aware, no other party to a Material Contract has defaulted under or breached such a contract. True and correct copies of the Material Contracts have been Disclosed to the Buyer.

14.4         No notice of termination of a Material Contract has been received or served by the Company (in writing).

15.          FINANCE AND GUARANTEES

15.1         Full particulars of all money borrowed, and not repaid, by the Company (including full particulars of the terms on which such money has been borrowed) have been Disclosed.

15.2         No guarantee, mortgage, charge, pledge, lien assignment or other security agreement or arrangement has been given by or entered into by the Company.

15.3         All debts (less any provision for bad and doubtful debts) owing to the Company are reflected in the Accounts and all debts in excess of EUR 50,000 (fifty thousand Euros) which have been subsequently incurred have been Disclosed.

15.4         The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Authority.

15.5         The amount of the Tied-up Capital shown in the Accounts will be repayable to the Buyer immediately following Closing (but prior to Closing will remain repayable to the Seller as the owner of the Quota) and further there are no payment obligations of any kind to Pogo Hungary Limited and/or Van Apeldoorn Crystal Holdings B.V.

16.          INSOLVENCY

16.1         The Company is neither insolvent nor unable to pay its debts within the meaning of applicable Hungarian Laws; nor has any order been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby the business is terminated and the related assets of the Company are distributed amongst the creditors and/or members or other contributories) of the Company, except for all and any steps in relation to the Demerger.

17.          ASSETS

17.1         Save as Disclosed, the Company is the full legal and beneficial owner of and has good marketable title to (i) all the Assets included in the Accounts, except for those disposed of since the Accounts Date in the normal course of business, and (ii) any assets acquired since the Accounts Date.

17.2         The Company is in possession and control of all the Assets included in the Accounts, and those acquired since the Accounts Date, except for those Disclosed as being in the possession of a third party in the normal course of business and those disposed of since the Accounts Date in the normal course of business.

17.3         Save as Disclosed, none of the Assets shown in the Accounts or acquired by the Company since the Accounts Date or otherwise used by the Company is the subject of any Encumbrance, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement. Save as Disclosed, no person has any call upon, option to purchase, or similar right to obtain production from or attributable to the Assets, or to acquire any of the Assets from the Company.

17.4         All of the assets in respect of which the Company has a right to use are under the control of the Company.

18.          CONDITION OF EQUIPMENT

18.1         The inventory equipment and vehicles used in connection with the business of the Company:

(a)        are in working order; and

(b)        are capable of being utilised for the purpose for which they were designed.

19.          DEMERGER

19.1         The Company has not, up to the Closing Date, undertaken any formal requirements (as is required by the Laws) concerning the Demerger.

19.2         The Company has not obtained or sought to obtain any consents and/or approvals required for the Demerger whether under the Tompa FIA, Tompa SFA, the TK Services Articles of Association and/or the parties to the Szolnok JOA or otherwise. There are no consents or approvals required to commence the Demerger (except for the resolution to be passed by the owner of the Quota). As at the Closing Date there are no consents or approvals required to implement the Demerger apart from the approval of the Hungarian mining authorities for transfers of Licenses.

19.3         The conversions into equity as reflected in the Accounts along with the capital increase since the Accounts Date have been undertaken in full compliance with the applicable Laws. There is no debt owing by the Company to the Seller or any of its Affiliates.

20.          EMPLOYMENT

20.1         The names of each person who is a managing director of the Company at the date of this Agreement are set out in Part 1 of Schedule 1.

20.2         The Disclosure Letter lists all individuals employed by the Company at the date of this Agreement and the particulars of the contract of employment of each individual including:

(a)        the individual’s position or job title;

(b)        the current salary of the individual (including any benefits and privileges provided, or which the Company is bound to provide);

(c)        the length of service of the employee;

(d)        the length of notice necessary to terminate the contract of employment; and

(e)        the type of contract (whether full- or part-time or other).

20.3         The Disclosure Letter lists all individuals who are providing services to the Company at the date of this Agreement under an agreement which is not a contract of employment with the Company (including, in particular, where the individual acts as a consultant or is on secondment) and the particulars of the terms on which the individual provides services, including:

(a)        a description of the individual’s services to be provided;

(b)        the remuneration of the individual (including any benefits and privileges provided, or which the Company is bound to provide);

(c)        the length of notice necessary to terminate the agreement; and

(d)        the term of the agreement.

20.4         The Disclosure Letter includes particulars of all the employees of the Company at the date of this Agreement who are on secondment, on maternity leave, statutory leave or absent due to ill-health or for any other reason.

20.5         There is no notice outstanding at the date of this Agreement that terminates the contract of employment of any employee of the Company (whether given by the employer or employee).

20.6         No offer of a contract of employment has been made by the Company at the date of this Agreement to any individual which has not yet been accepted or which has been accepted but where the individual’s employment has not yet started.

20.7         In so far as they apply to its employees, the Company has complied in all material respects with any:

(a)                        legal obligations;

(b)                       codes of conduct or practice; and

(c)                        collective agreements, customs and practice.

21.          PROPERTY

21.1         The definitions in this paragraph apply in this Agreement.

Properties: all those properties identified in Schedule 6.

21.2         The Properties are the only real properties owned, used or occupied by the Company.

21.3         The Company has no right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any real property other than the Properties.

21.4         All the Properties are used by the Company in connection with the business of the Company.

21.5         The information contained in Schedule 6 is true and accurate and includes all the information needed to identify the Properties.

22.          ACCOUNTS

22.1         The Accounts have been prepared in accordance with the accounting standards, principles and practices generally accepted in Hungary and in accordance with the applicable Laws of Hungary, and the Accounts are presented fairly in all material respects, and they are in conformity with applicable accounting Laws and principles generally accepted in Hungary and present a true and fair view of the financial position, results of operations and cash flows of the Company as at the Accounts Date. Without limiting the generality of the foregoing, the Accounts either make full provision for or disclose all liabilities (whether actual, contingent or disputed), all outstanding capital commitments and all bad or doubtful debts, in each case only in accordance with and to the extent required by the accounting standards, principles and practices generally accepted in Hungary and in accordance with the applicable Laws of Hungary.

22.2         The Accounts have been prepared on a basis consistent with the audited accounts of the Company for the two prior accounting periods save that it is recognised that the Accounts are for a period of seven months whereas the Company’s two prior accounting periods are for periods of 12 months each.

23.          INTRAGROUP RELATIONSHIPS

23.1         There are no agreements or arrangements between (i) the Seller and (ii) the Company.

24.          FINANCIAL AND OTHER RECORDS

24.1         Since June 2005 all financial records of the Company required by the Laws to be prepared and maintained by the Company:

(a)        have been properly prepared and maintained;

(b)        constitute in all respects an accurate record of all matters that are required to appear in them save for any minor or typographical errors;

(c)        do not contain any materially adverse inaccuracies or discrepancies; and

(d)        are in the possession of the Company.

24.2         Since June 2005 all statutory records, including the accounting records, required by the Laws to be kept or filed by the Company have been properly kept or filed and comply (save for any minor administrative or typographical errors) with all requirements of any applicable Laws.

24.3         All material deeds and documents belonging to the Company are in the possession of the Company.

25.          CHANGES SINCE ACCOUNTS DATE

25.1         Since the Accounts Date and up to the date of this Agreement, the Company has conducted its business in the normal course and as a going concern, and since the Accounts Date there has been no material adverse change to the Company’s business save as Disclosed.

26.          TAXATION

26.1         Since 31 December 2005 all Tax Returns of or with respect to any Taxes that are required to be filed by or with respect to the Company have been duly filed in accordance with all applicable Laws.

26.2         No claim, assessment, deficiency or adjustment has been asserted against the Company with respect to any Tax Return and no audits actions proceedings investigations claims or assessments are pending against or have been notified to the Company with respect to the Taxes since 31 December 2005.

26.3         The Company has not entered into an agreement or is in negotiation with any Governmental Authority with respect to Taxes.

26.4         No Encumbrances have been imposed upon or asserted against the Company as a result of or in connection with the failure or alleged failure to pay any Tax.

27.          ENVIRONMENTAL MATTERS.

27.1         None of the past or current activities or operations of the Company, nor any of its ownership or use of any real property, has obligated or obligates the Company to investigate, clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contamination or contaminated surface water, ground water, soil or any natural resources associated therewith as required by applicable Hungarian Laws.

27.2         No notice has been delivered on the Company from any person or Governmental Authority regarding any existing, pending or any threatened investigation or inquiry related to alleged violations under any applicable environmental laws, in particular, but without limitation, with respect to air pollution, waste water, hazardous or non-hazardous waste or regarding any claims for removal or remedial obligations or action under any applicable environmental laws.

28.          INTELLECTUAL PROPERTY

28.1         The Company does not own or possess or require for the conduct of its business any rights with respect to trade marks, trade names, patents, inventions, registered design rights, copyrights, and all other similar proprietary rights, including, where such rights are obtained or enhanced by registration, any registration of such rights or applications or rights to apply for such registrations.

29.          LIABILITY FOR BROKERS’ FEES

Neither the Buyer nor any of its Affiliates shall directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of the Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation to an intermediary in connection with the negotiation, execution or delivery of this Agreement or any agreement or transaction contemplated hereby.

Signed by Craig McKenzie	/s/ Craig McKenzie
for and on behalf of TOREADOR RESOURCES CORPORATION	Director

Signed by Thomas Teyssen and Kurt Sonnleitner	/s/ Thomas Teyssen
for and on behalf of ROHÖL-AUFSUCHUNGS AKTIENGESELLSCHAFT	Authorised Signatory
/s/ Kurt Sonnleitner
Authorised Signatory